OBER/KALER
     A Professional Corporation


     Ober, Kaler, Grimes & Shriver
     Attorneys at Law

     120 East Baltimore Street
     Baltimore, Maryland 21202-1643
     410-685-1120  FAX 410-547-0699

     1401 H Street, NW
     Washington, D.C. 20005-3324
     202-408-8400  FAX 202-408-0640




                                              February 12, 1997



The Japan Fund, Inc.
345 Park Place
New York, New York  10154

Gentlemen:

         The Japan Fund, Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland on August 10, 1961, having its principal executive office in New York, New York.

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Fund registered an indefinite number of shares of its capital stock, effective August 14, 1987. We further understand that, pursuant to the provisions of Rule 24f-2, you are about to file with the Securities and Exchange Commission a notice making definite the registration of 20,114,876 shares (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1996.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Charter, the By-Laws, as amended, records of corporate proceedings of the Fund, and such additional documents, and we have obtained such other certificates, affidavits and advices from officers of the Fund or from public officials, as we have deemed necessary or appropriate for the purposes of this opinion.

OBER/KALER
     A Professional Corporation



The Japan Fund, Inc.
February 12, 1997
Page 2

         We are of the opinion that all of the Shares were legally and validly issued, and are fully paid and non-assessable. The opinion expressed in the preceding sentence is based upon the assumptions that the Fund received consideration for such Shares in accordance with the terms described in ARTICLE FIFTH (8) of the Charter of the Fund and such consideration was paid in cash.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of the Shares.

         We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Rule 24f-2 Notice which you are about to file pursuant to the Investment Company Act of 1940.

                                        Sincerely,

                                        /s/Ober, Kaler, Grimes & Shriver
                                        A Professional Corporation




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